EXHIBIT 23.1

             CONSENTS OF EXPERTS AND COUNSEL


James E. Slayton, CPA
3867 West Market Street
Suite 208
Akron, Ohio 44333

INDEPENDENT AUDITORS' REPORT
Board of Directors
April 10, 2001

Nutek, Inc. (The Company)
Las Vegas, Nevada 89104


To Whom It May Concern:                         April 10, 2001


I James E. Slayton Certified Public Accountant consents to the inclusion of our report of April , 2001 on the Financial Statements of Nutek Inc., as of December 31, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very Truly yours,

/s/ James E. Slayton
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James E. Slayton, CPA
Certified Public Accountant
Ohio License ID# 04-1-15582